SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2007

United Financial Bancorp, Inc.
(Exact name of registrant as specified in its charter)

United States	000-51369	83-0395247
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

95 Elm Street
	West Springfield, Massachusetts	01089
	(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (413) 787-1700

                                        Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01         Other Events.

On May 17, 2007, the Board of Directors of United Financial Bancorp, Inc. (the “Registrant”) and the Board of Directors of United Mutual Holding Company (the “MHC”) adopted a Plan of Conversion and Reorganization to convert the MHC to a capital stock corporation (the "Conversion"). The MHC owns approximately 53.8% of the outstanding common stock of the Registrant, which in turn owns 100% of the issued and outstanding shares of capital stock of United Bank, a federal savings bank (the “Bank”). Upon consummation of the Conversion, the MHC will cease to exist and its shares of the Registrant's stock will be cancelled. Existing shares of the Registrant's common stock held by public stockholders will be exchanged for shares of a new successor holding company for the Bank, pursuant to an exchange ratio that has yet to be determined and will be based on an independent appraisal. In connection with the Conversion, shares of common stock of the new successor holding company, representing the ownership interest of the MHC in the Registrant, will be offered for sale to depositors of the Bank and to the public.

A copy of the press release, dated May 21, 2007, giving details associated with the Conversion is attached as Exhibit 99.1 to this report.

Item 9.01.         Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press release dated May 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED FINANCIAL BANCORP, INC.

DATE:	May 23, 2007	By:	/s/ Richard B. Collins
Richard B. Collins
President and Chief Executive Officer